Exhibit 12.1

AVALONBAY COMMUNITIES, INC.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Nine Months	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	September 30,	December 31,	December 31,	December 31,	December 31,	December 31,
	2001	2000	1999	1998	1997	1996
Net Operating Income	$186,785	$210,604	$172,276	$123,535	$64,916	$51,651

(Less) Nonrecurring item:
Gain on sale	$(43,999)	$(40,779)	$(47,093)	$(25,270)	$(677)	$(7,850)
Non-recurring charges	-	-	16,782	-	-	-

(Plus) Extraordinary item:
Unamortized loan fee write-off	$-	$-	$-	$245	$1,183	$2,356

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$109	$461	$526	$293	$172	$150
Interest expense	75,138	83,609	74,699	54,650	16,977	9,545
Interest capitalized	19,340	18,328	21,888	14,724	9,024	12,883
Debt cost amortization	2,729	2,924	2,624	2,068	700	1,842
Preferred dividend	26,771	39,779	39,779	28,132	19,656	10,422

Total fixed charges (1)	$124,087	$145,101	$139,516	$99,867	$46,529	$34,842

(Less):
Interest capitalized	$19,340	$18,328	$21,888	$14,724	$9,024	$12,883
Preferred dividend	26,771	39,779	39,779	28,132	19,656	10,422

Adjusted earnings (2)	$220,762	$256,819	$219,814	$155,521	$83,271	$57,694

Ratio (2 divided by 1)	1.78	1.77	1.58	1.56	1.79	1.66

AVALONBAY COMMUNITIES, INC.

RATIOS OF EARNINGS TO FIXED CHARGES

	Six Months	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	June 30,	December 31,	December 31,	December 31,	December 31,	December 31,
	2001	2000	1999	1998	1997	1996
Net Operating Income	$186,785	$210,604	$172,276	$123,535	$64,916	$51,651

(Less) Nonrecurring item:
Gain on sale	$(43,999)	$(40,779)	$(47,093)	$(25,270)	$(677)	$(7,850)
Non-recurring charges	-	-	16,782	-	-	-

(Plus) Extraordinary item:
Unamortized loan fee write-off	$-	$-	$-	$245	$1,183	$2,356

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$109	$461	$526	$293	$172	$150
Interest expense	75,138	83,609	74,699	54,650	16,977	9,545
Interest capitalized	19,340	18,328	21,888	14,724	9,024	12,883
Debt cost amortization	2,729	2,924	2,624	2,068	700	1,842

Total fixed charges (1)	$97,316	$105,322	$99,737	$71,735	$26,873	$24,420

(Less):
Interest capitalized	$19,340	$18,328	$21,888	$14,724	$9,024	$12,883

Adjusted earnings (2)	$220,762	$256,819	$219,814	$155,521	$83,271	$57,694

Ratio (2 divided by 1)	2.27	2.44	2.20	2.17	3.10	2.36